Exhibit 10.1

June 18, 2020

C/O Edward Carr

Dear Edward,

This letter agreement sets forth the terms of your employment as VP, Chief Accounting Officer, effective June 16, 2020 (the “Effective Date”).

1. Duties; Best Efforts.

As the VP, Chief Accounting Officer you shall continue to have the duties, responsibilities and authority commensurate therewith, and shall continue to report to the Chief Executive Officer of the Company (the “CEO”). You shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to you. You represent you are not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit you from, executing this letter agreement (“Agreement”) and performing fully your duties and responsibilities hereunder.

During your employment, you will devote your best efforts and full time and attention to promote the business and affairs of the Company and its affiliates, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with your obligations to the Company hereunder, including, without limitation, the obligations pursuant to Section 4 below.

2. Compensation and Benefits.

(a) Base Salary. As of the Effective Date, you will continue to receive a base salary of $300,000, as approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and payable in accordance with the regular payroll practices of the Company (“Base Salary”).

(b) Annual Bonus. During your employment, you may be considered for an annual discretionary bonus (“Annual Bonus”) in addition to your Base Salary, with a target of 35% of your Base Salary (“Target Annual Bonus Opportunity”). Annual Bonus compensation in any year, if any, will be determined in the Company’s sole discretion, and shall be based on your performance and that of the Company, as well as market factors. Except as provided below under Section 3, to be eligible to receive an Annual Bonus as described above, you must be employed in good standing, and not have provided notice of resignation or been provided notice of termination, on the date that the Annual Bonus is paid.

(c) Equity Compensation. In connection with your employment, and subject to Compensation Committee discretion and approval, you will be entitled to receive (i) stock option grants to purchase shares of Company common stock and (ii) other long-term equity compensation grants (collectively, “Equity Awards”) under the Abeona Therapeutics Inc. 2015 Equity Incentive Plan (“Plan”), subject to the terms and conditions of the Plan and the agreement memorializing the terms of the Equity Awards.

(d) If you remain continuously employed from the Effective Date through the date of a Change in Control (as defined below), notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding unvested stock options granted to you during your employment with the Company shall become fully vested and exercisable and will remain exercisable for three (3) months following the date of a Change in Control, and all outstanding long-term equity compensation awards, other than stock options, shall become fully vested and the restrictions thereon shall lapse. Pursuant to the terms of the Plan, the exercise price of the stock options will be the fair market value of the Company’s common stock on the date that the stock options were granted.

(e) Benefits. During your employment, you will be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as are in effect from time to time, on the same basis as those in commensurate positions of the Company. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company reserves the right to amend or terminate any employee benefit plan, program and policy in its discretion at any time.

(f) Paid Time Off. You will be entitled to twenty (20) days of paid time off (vacation days plus sick time/personal time) per year, accrued at a rate in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company. Paid Time Off may be taken at such times and intervals as you shall determine, subject to the business needs of the Company and the responsibilities of your position.

3. Employment Termination.

(a) Termination of Employment; Accrued Amounts. The Company may terminate your employment for any reason, and you may voluntarily terminate your employment hereunder for any reason, in each case at any time upon written notice to the other party (the date on which your employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of your employment for any reason, you (or your beneficiary or estate, as applicable, in the event of your death) will be entitled to (i) payment of any Base Salary earned but unpaid through the Termination Date, (ii) any accrued unused vacation days, (iii) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements, and (iv) any unreimbursed expenses in accordance with the Company’s business expense reimbursement policies (collectively, the “Accrued Amounts”), provided, however, that if your employment hereunder is terminated (A) by the Company without Cause (as defined below) or (B) by you for Good Reason (as defined below), then you will be eligible to receive any Annual Bonus awarded for a prior year, but not yet paid or due to be paid as of the Termination Date.

2

(b) Severance. If your employment is terminated (i) by the Company other than for Cause or (ii) by you for Good Reason (as defined below), in addition to the Accrued Amounts and in lieu of any payments or benefits under any other Company separation policy or program, you will be entitled to: (A) a payment equal to the sum of six (6) months of your Base Salary plus six (6) of your Target Annual Bonus Opportunity (the amount of such payment, the “Severance Amount”); and (B) a payment equal to the premiums that you would pay if you elected continued health coverage under the Company’s health plan for you and your eligible dependents for the six (6) month period following the Termination Date, less the applicable active employee rate, which premiums will be calculated based on the rate determined under the COBRA rate in effect on the Termination Date (“Medical Benefit Payment”); provided that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Internal Revenue Code, as amended (the “Code”), and the Treasury Regulations thereunder (“Section 409A”) shall remain in effect. The Company’s obligations to make the payments and provide the benefits set forth in (A) and (B) in this Section 3(b) shall be conditioned upon your continued compliance with your obligations under Section 4 below and your execution and nonrevocation of a release of claims in favor of the Company and its affiliates in a form provided by the Company (“Release”). Notwithstanding any provision to the contrary herein (other than the provisions of Section 7 below), and without limitation of any remedies to which the Company may be entitled, (I) the Severance Amount shall be paid in installments in accordance with the Company’s regular payroll practices during a six (6) month period commencing within sixty (60) days following the Termination Date (with the first such payment to include all installment amounts from the Termination Date), and (II) the Medical Benefit Payment shall be paid in a lump sum within sixty (60) days following the Termination Date; provided that the Release is effective.

(c) Change in Control Termination. Notwithstanding any other provision contained herein, if your employment hereunder is terminated by you for Good Reason (as defined below) or by the Company without Cause, in each case within twelve (12) months following a Change in Control, in addition to the Accrued Amounts and in lieu of any payments or benefits under any other Company separation policy or program, you will be entitled to receive (A) a payment equal to the sum of nine (9) months of your Base Salary plus nine (9) months of your Target Annual Bonus Opportunity (such amount, the “CIC Severance Amount”); and (B) a payment equal to the premiums that you would pay if you elected continued health coverage under the Company’s health plan for you and your eligible dependents for the nine (9) months period following the Termination Date, less the applicable active employee rate, which premiums will be calculated based on the rate determined under the COBRA rate in effect on the Termination Date (“CIC Medical Benefit Payment”). If the Change in Control is a “change in control event” as defined under Section 409A, (I) the CIC Severance Amount shall be paid in a lump sum within sixty (60) days following the Termination Date; and (II) the CIC Medical Benefit Payment shall be paid in a lump sum within sixty (60) days following the Termination Date; The Company’s obligations to provide the payments and benefits described in this Section 3(c) shall be conditioned upon your continued compliance with your obligations under Section 4 below and your execution and delivery to the Company of an effective Release.

(d) Resignation of Positions. Upon your termination of employment with the Company for any reason, you will be deemed to have resigned, as of the Termination Date, from all positions you then hold with the Company and its affiliates, and you agree to execute all documents necessary to effectuate the same.

(e) Cooperation. Following the termination of your employment with the Company for any reason, you will reasonably cooperate with the Company upon request of the CEO, General Counsel, or the Board, and be reasonably available to the Company (taking into account your other business endeavors) with respect to matters arising out of your services to the Company and its subsidiaries, including, in connection with any legal proceeding, providing testimony and affidavits; provided, that, the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation.

3

(f) Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i) “Cause” shall mean: (A) your substantial failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) that continues for fifteen (15) calendar days after written notice from the Company; (B) your failure to comply with any valid and legal directive of the CEO or the Board (as applicable) that continues for fifteen (15) calendar days after written notice from the Company; (C) your engagement in dishonesty, illegal conduct, or misconduct (or the discovery of your having engaged in such conduct in the past), which, in each case, materially harms or is reasonably likely to materially harm, reputationally, financially or otherwise, the Company or its subsidiaries; (D) your embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company; (E) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; (F) your willful violation of a material policy of the Company; (G) your willful or grossly negligent unauthorized disclosure of Confidential Information (as defined below); or (H) your material breach of any material obligation under this Agreement or any other written agreement between you and the Company that continues for fifteen (15) calendar days after written notice from the Company (if such breach is reasonably curable); or (I) any willful material failure by you to comply with the Company’s written policies or written rules, as they may be in effect from time to time.

(ii) “Change in Control” shall have the meaning defined in subparagraph (ii) of the definition of such term under the Appendix in the Plan as in effect on the date hereof.

(iii) “Good Reason” shall mean the occurrence of any of the following, in each case without your written consent: (A) a material reduction of at least ten percent (10%) of your Base Salary other than a general reduction in Base Salary that affects all similarly situated executives; (B) a material reduction of at least thirty percent (30%) of the Target Annual Bonus Opportunity other than a general reduction in the Target Annual Bonus Opportunity that affects all similarly situated executives; (C) a permanent and material relocation of your principal place of employment, which for purposes of this Agreement, means a relocation of more than fifty (50) miles; (D) any material breach by the Company of any material provision of this Agreement; or (E) a material adverse change in your title, authority, duties, or responsibilities (including the reporting structure applicable to you, other than temporarily while you are physically or mentally incapacitated); provided, however, that you cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) calendar days following the initial existence of such grounds and the Company has had thirty (30) calendar days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within sixty (60) calendar days after expiration of the cure period (in which the Company shall not have so cured such grounds), then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

4. Restrictive Covenants.

This offer of employment is contingent on your signing the Company’s Policy on Insider Trading, Whistle Blower Policy, Code of Ethics, and the standard Employee Confidentiality, Non-competition and Proprietary Information Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference in its entirety.

4

5. At-Will Employment.

Your employment with the Company is at-will. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason.

6. Section 409A.

(a) To the extent applicable, it is intended that this Agreement (including all amendments hereto, if any) either meets the requirements for exclusion from coverage under Section 409A, or alternatively complies with the requirements of Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement shall be interpreted and administered in a manner consistent with this intent.

(b) To the extent that payment of amounts under this Agreement that are subject to Section 409A are payable upon termination of your employment, such amounts shall only be payable if such termination also constitutes a “separation from service,” within the meaning of Section 409A, from the Company and its affiliates. If you are deemed on the date of your separation from service to be a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code) of the Company, then, notwithstanding any other provision herein, with regard to any payment that is “nonqualified deferred compensation” subject to Section 409A and that is payable on account of your “separation from service,” such payment shall not be made prior to six (6) months from the date of your separation from service, following which all payments so delayed shall be paid to you in a lump sum without interest.

(c) Any taxable reimbursement of business or other expenses provided for under this Agreement that is subject to Section 409A shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(d) In applying Section 409A to amounts paid pursuant to this Agreement, each payment shall be treated as a separate payment and any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period within a specified number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. If the consideration and revocation period for the Release spans two taxable years and any amount hereunder is “nonqualified deferred compensation” subject to Section 409A and payable on account of your separation from service, such payment shall not be made or commence until the second taxable year.

5

7. Section 280G.

In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit. The determinations under this Section 8 shall be made as follows:

(i) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro-rata basis. Only amounts payable under the Agreement shall be reduced pursuant to this Section.

(iii) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by you immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and you within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and you. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

8. Miscellaneous.

(a) All amounts paid to you under this Agreement during or following your employment shall be subject to withholding and other employment taxes imposed by applicable law, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes that the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall be solely responsible for the payment of all taxes imposed on you relating to the payment or provision of any amounts or benefits hereunder.

(b) This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(c) From and after the Effective Date, this Agreement (including Exhibit A hereto) constitutes the entire agreement between you and the Company, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between you and the Company with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which you are a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement is more favorable to you (term by term) or specifically refers to this Agreement as not controlling.

6

(d) This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by you and the Company. This Agreement and your rights and obligations hereunder, may not be assigned by you, and any purported assignment by you in violation hereof shall be null and void. The Company is authorized to assign this Agreement to a successor to substantially all of its assets or business. Nothing in this Agreement shall confer upon any person not a party hereto, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, your heirs and the personal representatives of your estate and any successor to all or substantially all of the business and/or assets of the Company.

(e) No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. Except as explicitly provided herein, no delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

(f) This Agreement shall be construed and enforced in accordance with, and the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(g) Any reference to a Section of the Code shall be deemed to include any successor to such Section.

(h) This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

(i) Any notices required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, if to the Company, to the CEO at the address above, and if to you at the most recent address in the Company’s records.

(j) Please acknowledge your acceptance of this offer by returning a signed copy of this Agreement. If there are any other agreements of any type that you are aware of that may impact or limit your ability to perform your job at the Company, please let us know as soon as possible. In accepting this offer, you represent and warrant to the Company that you are not subject to any legal or contractual restrictions that would in any way impair your ability to perform your duties and responsibilities to the Company, and that all information you provided to the Company is accurate and complete in all respects.

7

Very truly yours,

/s/ João Siffert, M.D.

João Siffert, M.D.
Chief Executive Officer
Abeona Therapeutics Inc.

I accept this offer of employment with Abeona Therapeutics.

Signature:	Date:

/s/ Edward Carr	June 18, 2020

8